Exhibit 99.1

Update Highlights VerifyMe’s Achievements Over the Past Quarter and Provides Upcoming Goals and Strategic Milestones

NEW YORK, NY – December 16, 2015 – VerifyMe, Inc. (OTCBB:VRME), a pioneer in patented cyber, physical and biometric technology solutions that prevent identity theft, counterfeiting and fraud (“VerifyMe” or the “Company”), today provides a corporate update and business outlook.

“Over the past few months we have been able to focus on building the business, which includes developing a robust sales pipeline, and advancing a number of customer deals. As we build on relationships with our existing partners and reach out to new customers, we are consistently hearing that our solutions are unique, meet or exceed customer requirements, and fit within their budgets. We have immediate opportunities with both of our existing platforms and products – digital and physical,” said Paul Donfried, Chief Executive Officer of VerifyMe.

Since September of this year, the Company has accomplished the following:

•	Three major new clients have moved into testing for VerifyMe, our Multifactor Authentication solution – representing a total of twenty one million end-users

•	VerifyMe solutions have been incorporated in four government bids for security documents, in total representing over fifty million documents

•	We believe that VerifyMe solutions are positioned for inclusion on future US State Drivers License bids and fully meet the requirements of DHS and AAMVA

•	Added an additional independent Director to our Board – Lawrence Shafran

•	Developed a reseller agreement with a licensed Online Gaming Service Provider. This partner will market, sell and deliver our solutions to Online Gaming Software Providers and Operators in the US and Internationally

•	Received 2 notices of allowance from USPTO – one for using smartphones to authenticate security marks and another for advanced biometric technology integrated into mobile devices

•	On target to deliver VerifyMe Version 2.0 this month. We are completing our final security testing and will shortly be delivering the mobile apps, sporting a brand new User Interface to the Apple and Google stores. Our High Availability cloud service and Enterprise SDK now include commercial grade API’s, Web-based administrative dashboards and new features.

“As we continue to build on our momentum, our strategic goals for the remainder of 2015 and into 2016 are the following:

•	Intellectual Property Development: We expect to continue to expand on our existing broad and diverse patent portfolio covering physical solutions for protecting material goods, products and packaging, as well as digital identity, liveness detection and authentication. We currently have several patent applications in prosecution at the United States Patent and Trademark Office and will keep investors informed of newly allowed and issued patents.

•	Key Personnel: Recruiting new sales persons - expect first two on board in January 2016.

•	Board of Directors: As we grow the Company, we anticipate adding one additional board member with the specific expertise needed to help guide us. The Company is currently engaged in multiple conversations with independent, experienced and successful business leaders to invite and appoint to our Board of Directors.

•	Product Pipeline: As we launch Version 2.0 of VerifyMe, we have already started development of Version 3.0, which will include more biometric authentication mechanisms, support for wearable devices, and dynamic authentication policies. We are also developing a new product based on our recent patent allowances, which we will be commercializing in 2016.

•	New Partnerships: We anticipate rolling out both our digital and physical products with new commercial partners in the near term, including adding new Printer/Packagers as channel partners.

The opportunity we have is a reminder of the rampant growth of both counterfeit identities and goods. VerifyMe’s platforms allow us to deliver solutions that make a difference, to both the brand owner and the consumer. As we observe the convergence of technology around mobile devices, we believe our combination of digital — physical — mobile provides the only complete solution,” concluded Mr. Donfried.

Additional details on these events are available in the News & PR section of our website here: http://www.verifyme.com/news-pr/#press

About The Company

VerifyMe is a high-tech solutions company in the field of authenticating products and people. VerifyMe’s physical technology authenticates products, documents and currency with a suite of proprietary security inks and pigments. The Company’s digital technology authenticates people by performing strong, multi-factor verification via its patented digital platform. To learn more, visit www.verifyme.com.

Forward-Looking Statements

This press release includes “forward-looking statements,” which may be identified by words such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: our ability to raise additional capital, our limited revenues generated to date, our ability to attract and retain qualified personnel, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other factors set forth described in our filings with the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K filed with the SEC on April 16, 2015. VerifyMe (formerly known as LaserLock Technologies) expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

Investors and Media:

Benjamin Burrell

Chief Operating Officer

bburrell@verifyme.com

212-994-7002 x702